Exhibit 99.1

Socket Mobile Reports Second Quarter and Six-Month Results

NEWARK, Calif., – July 30, 2020 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced productivity, today reported 2020 second quarter results, which include the early stages of COVID-19 impacts.

Revenue for the second quarter of 2020 was $2.7 million, a decrease of 46 percent over revenue of $5.1 million for the same quarter a year ago and a decrease of 36 percent sequentially from revenue of $4.2 million in the immediately preceding quarter. Net loss for the second quarter of 2020 was $768,000, compared to net income of $120,000 in the second quarter of 2019, and net loss of $90,000 in the immediately preceding quarter.

Revenue for the six months ended June 30, 2020 was $6.9 million, a decrease of 28 percent from revenue of $9.7 million in the same period a year ago. Net loss for the six months ended June 30, 2020 was $858,000, compared to net income of $132,000 for the same period a year ago.

Gross margins on revenue for the three-month and six-month periods ended June 30, 2020 was 50 percent and 52 percent, respectively, compared to gross margins on revenue of 52 percent for the corresponding periods in 2019.

Operating expenses for the second quarter of 2020 were $2.2 million, a decrease of 10 percent compared to operating expenses of $2.4 million for the same quarter a year ago, and a decrease of 6 percent sequentially from the immediately preceding quarter. Operating expenses for the six months ended June 30, 2020 were $4.5 million, a decrease of 6 percent compared to operating expenses of $4.8 million for the same period a year ago.

“As anticipated, following the effects of the COVID-19 pandemic on our revenues in the first quarter of 2020, we experienced significant revenue declines in the second quarter. We expect our business to be adversely impacted by COVID-19 for the foreseeable future. In Q2, we received $1.06M in PPP loan, most of which is likely to be forgiven, and implemented cost reduction measures, enabling us to preserve cash. The Company will continue taking actions in Q3 in response to market conditions and operational disruptions” said Kevin Mills, president and chief executive officer.

“It should be noted that our first and foremost concern remains the health and safety of our employees. Accordingly, we have implemented appropriate policies and procedures to ensure that our operation is in as safe a manner as possible. We are maintaining a remote work program for all functions other than manufacturing that cannot be completed remotely. The Company has continued all business operations and is manufacturing and delivering products to our customers worldwide. We are dedicated to serving our customers through this uncertain time.

“The Company continues to develop new data capture options for its customers, so together we can enable better solutions in emerging market segments. We launched two new DuraSled scanners for the XCover Pro and one medical-grade DuraScan scanner on Monday July 27th and Wednesday July 29th, respectively.

“Looking ahead, the uncertainty regarding the spread of the COVID-19 pandemic and the timing of the economic recovery could continue to materially impact our results of operations and cash flows. Nonetheless, we will remain proactive in our efforts to minimize the negative impact of COVID-19 on our business. Our online business model, which was created a few years ago, enables us to cope with today’s new operating environment. We will continue improving our service to our customer,” Mills concluded.

Conference Call
Management of Socket Mobile will hold a conference call and web cast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (888) 424-8151 passcode 7255 653. From international locations, obtain the local dial-in number through your web browser at http://web.meetme.net/r.aspx?p=11&a=UHlYWhfNPMzivt. A live and replay audio webcast of the conference call can be accessed through the link, https://onlinexperiences.com/Launch/QReg/ShowUUID=D2BDF2C9-5AA2-4BA5-8E2A-DCE59A0494D3&LangLocaleID=1033

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless reader/writers. Mobile Applications servicing the specialty retailer, field service, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook, Twitter @socketmobile and on our sockettalk blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2020, Socket Mobile, Inc. All rights reserved.

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Socket Mobile, Inc.

Summary Statements of Operations (Unaudited)

(Amounts in Thousands except per share amounts and percentages)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Revenue	$2,715	$5,060	$6,936	$9,688
Cost of revenue	1,354	2,430	3,351	4,659
Gross margin	1,361	2,630	3,585	5,029
Gross margin percent	50.1%	52.0%	51.7%	51.9%
Research & development	859	998	1,740	1,891
Sales & marketing	722	771	1,490	1,527
General & administrative	590	643	1,256	1,346
Total operating expenses	2,171	2,412	4,486	4,764
Operating income (loss)	(810)	218	(901)	265
Other income	50	—	70	—
Interest income (expense), net	(8)	(29)	(27)	(58)
Income tax (expense) benefit	—	(69)	—	(75)
Net income (loss)	$(768)	$120	$(858)	$132
Earnings (loss) per share:
Basic	$(0.13)	$0.02	$(0.14)	$0.02
Fully diluted	$(0.13)	$0.02	$(0.14)	$0.02
Weighted average shares outstanding: Basic Fully diluted	6,009 6,009	5,999 6,272	6,012 6,012	5,970 6,204

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	June 30, 2020 (Unaudited)	December 31, 2019*
Cash	$927	$959
Accounts receivable	1,770	2,837
Inventories	3,253	3,179
Deferred costs on shipments to distributors	154	234
Other current assets	255	312
Property and equipment, net	852	864
Goodwill	4,427	4,427
Deferred tax assets	5,507	5,507
Operating leases capitalized	795	937
Other assets	181	202
Total assets	$18,121	$19,458
Accounts payable and accrued liabilities	$2,290	$2,651
Bank line of credit	450	1,413
Notes payable	1,292	333
Deferred revenue on shipments to distributors	433	611
Deferred service revenue	61	74
Operating lease liabilities	964	1,134
Other liabilities	—	8
Total liabilities	5,490	6,224
Common stock	61,328	61,073
Accumulated deficit	(48,697)	(47,839)
Total equity	12,631	13,234
Total liabilities and equity	$18,121	$19,458

*Derived from audited financial statements.

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